                                                                             STC

                                [LOGO]FIRESTONE
                                 COMMUNICATIONS

                               AGREEMENT AMENDMENT

This document will hereby amend certain terms and conditions of that certain
Agreement between Firestone Communications, Inc., and The Soundtrack Channel,
LLC., dated August 7, 2003 and titled: FIRESTONE COMMUNICATIONS, INC. AND THE
SOUNDTRACK CHANNEL NETWORK SERVICE AGREEMENT (THE "SERVICES AGREEMENT") AND ITS
ATTACHMENTS.

      Amended Terms and Conditions
The parties agree that the above mentioned Services Agreement and its
Attachments shall be amended only for the following terms and conditions:

      1.  FCI shall begin providing master control and playout services for STC as accurately described in the Services Agreement and its Attachments on April 15th, 2005.

      2.  Both parties agree that the Services Agreement fully contemplates FCI providing master control and playout services to STC but that the cost quotations provided for in Services Agreement for some of these services has expired. Therefore, both parties agree to a new combined cost for all services contemplated in the Services Agreement including, but not limited to, master control and playout services, uplink and satellite services, and various other services. That new cost shall be according to the following schedule:

          a)
          b)
          c)
          d)

      3.  Both parties agree that as a result of the sale of the Telstar 7 satellite to Intelsat and the subsequent communications failure of transponder 18, FCI has relocated all of its network signals to the
          Intelsat America 13 satellite, transponder 18 and has entered into a new contract for the same level of service on IA 13 for the life of the satellite in the year of 2018. FCI does hereby represent and warrant that its agreement with Intelsat for service on IA 13 is for non preemptible satellite space segment and service and is not of a lower level of protection and service than previously provided on
          Telstar 7.

      4.  FCI agrees to, within seven days of the date of this Amendment to provide a redacted copy of the agreement existing between Intelsat and
          FCI for IA 13, transponder 18.

This Amendment shall only amend the terms and conditions of the Services
Agreement and its Attachments as written above and shall not amend, modify, or change any and all other terms and conditions of the Services Agreement or any other written agreements between Firestone Communications, Inc., and The
Soundtrack Channel, LLC. All other

terms and conditions of the above mentioned agreements shall remain fully in force and unchanged.

This amendment shall, upon execution by both parties, become a part of the
Services Agreement and shall have the same enforceability, governances and
General Provisions as the whole Service Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement Amendment as of the day and year written below and the persons signing warrant that they are duly authorized to sign for and on behalf of the respective parties.

SOUNDTRACK CHANNEL, LLC.                          FIRESTONE COMMUNICATIONS, INC.

/s/ William Lee                                   /s/ Michael G. Fletcher
---------------------------                       ------------------------------
William Lee, President, CEO                       Michael G. Fletcher, President

Date 3/14/05                                      Date 3-14-05

                       FIRESTONE COMMUNICATIONS, INC. AND
         THE SOUNDTRACK CHANNEL NETWORK SERVICE AGREEMENT (THE "SERVICE
                                   AGREEMENT")

      This "Service Agreement" between THE SOUND TRACK CHANNEL, a California
Limited Liability Company ("STC") and FIRESTONE COMMUNICATIONS, INC., a Delaware
corporation ("FCI") is effective as of the date (Effective Date) signed by STC and FCI, "The Parties", below.

1.    SERVICE PROVIDED

      TURNAROUND AND SATELLITE SERVICES

      During the Service Term (as described hereto), FCI will provide to STC(i)
a full time digitally compressed channel on its Transponder Protected With
Special Non Preemptible Provision Service, (ii) a full time C-band digital
(video/two audio, including audio subcarriers, if available) uplink system from
FCI's Fort Worth location to uplink STC's programming to the satellite space described herein on a 24 hours per day, 7 days per week basis (collectively, the
"Service"). The Transponder and technical performance criteria are more fully described in Attachment "A". FCI may elect to provide service on a different satellite transponder as mutually agreeable to the parties and under certain conditions described herein. Prior to commencing use of the Service, STC shall, at its expense, provide FCI with any unscrambling devices that may be required for signal monitoring.

      MASTER CONTROL AND PLAYOUT SERVICES

      The Parties agree that they may elect to expand the Service to include FCI providing full master control and play-out ("Play-out") for STC. The Play-out shall include complete network origination services utilizing the same automated digital equipment and system utilized by FCI to provide similar services for other networks. The Play-out services and criteria are more clearly defined in
Attachment "B" but do NOT include preparing the log or managing the traffic system. The cost for additional Play-out services shall be as defined below, shall be in addition to the costs set forth in section 4 of this Agreement and are valid until December 31,2003 at which time, if the Parties have not expanded this agreement to include Play-out, these prices shall no longer be binding upon
FCI.

                Payment Schedule for Master Control and Playout:

      In the event that the Service is interrupted, FCI shall make best efforts to restore the Service as quickly as possible. The restoration of the Service provided to STC shall be treated on an equal basis as the channel "Sorpresa".

August 7, 2003              Private and Confidential                Page 1 of 25

2.    TERM

      The term of this Service Agreement (the "Service Term") shall be in effect for a period of 120 months ("Term") from the date of illumination (as defined by the transmission of the STC signal to the Telstar 7 satellite), unless earlier terminated as provided herein. STC shall give FCI a minimum of fourteen (14)
days notice for start of illumination. The prices reflected in this Service
Agreement shall remain valid until December 31, 2003.

3.    NOTICES

      All notices requiring immediate attention may be given by telephone followed by written notification. All other notices and requests will be in writing delivered to the address set forth below or to such other address as the party may designate.

If to STC:                             If to FCI:

STC.                                   Firestone Communications, Inc.
Attention: William Lee                 Attention: Michael Fletcher
1335 Fourth Street, Suite 400          6125 Airport Freeway #200
Santa Monica, CA. 90401                Fort Worth, TX 76117
Telephone: 310 899-1315                Telephone: 817 222 1234
Fax: 310 587 3387                      Fax: 817 222 0613

4.    PAYMENT FOR TURNAROUND AND SATELLITE SERVICES

      STC shall pay to FCI a monthly recurring service charge for Turnaround and
Satellite Services as defined on Attachment "A". The payments shall be according to the following schedule during the Service Term with the monthly billing and service period covering from the 15th of each month through the 14th of the following month. Payment shall be due on the 14th day of each month in advance of the following monthly service period, thereafter.

                                Payment Schedule:

      The above charges referenced in this Section 4 apply only to the
Turnaround and Satellite Services only and do not include amounts payable for
Play-out, which will be additional charges.

August 7, 2003              Private and Confidential                Page 2 of 25

      All charges hereunder are exclusive of taxes, duties and other fees or charges levied by any governmental authority on the Service or the facilities used to provide the Service. STC will pay directly or reimburse FCI for all such taxes, duties and other fees or charges that may be levied against FCI for the
Service. Notwithstanding me foregoing, real, income and personal property taxes or fees on FCI's facilities, operations, business and equipment are specifically excluded from the foregoing and are not subject to any payment or reimbursement by STC.

      STC and FCI acknowledge and agree that the rates described in this Section
4 are based on the existing underlying rates charged to FCI under the terms of the Agreement. In the event the rates charged to FCI under the Agreement are adjusted, down at any time after the execution date of this contract FCI will make a corresponding percentage adjustment on a pro rata basis for STC to the rates described in Section 4.

5.    CREDITS FOR INTERRUPTIONS / FORCE MAJEURE

      STC shall receive from FCI credits for continuous interruptions in Service of more, calculated by dividing the number of minutes of interruption by 43,200 and then multiplying that fraction by the current total monthly service charge in effect at the time interruption.

      Neither of the parties shall be liable to the other for any failure or delay of performance of its obligations hereunder which is due to circumstances beyond its reasonable control, that is not reasonably foreseeable, including without limitation, civil commotion, war, act of public enemy, order of government, strike or labor dispute; any failure or degradation in performance of the Satellite(s) or transponders on such satellites (as applicable) or of a mechanical failure to any scrambling/descrambling equipment or any other equipment owned or maintained by STC, FCI or a local operator; any failure at the origination and uplinking center used by FCI, collectively a force majeure,
("Force Majeure").

      Each party shall use its commercially reasonable efforts to minimize the duration and consequences of any Force Majeure. In the event FCI fails to perform any of its obligations hereunder due to Force Majeure, STC's obligation to make payments under this Agreement shall be reduced by a pro-rata amount of the monthly fee divided by the time of the Force Majeure.

August 7, 2003              Private and Confidential                Page 3 of 25

      Moreover, if any event of Force Majeure causes the interruption of the service to any STC customers for a period of more than 24 hours, STC shall be authorized to suspend or to terminate this Agreement unless FCI can restore the service within a 24-hour period or offer the same service in a manner acceptable to STC.

6.    TERMINATION

A.    This Service Agreement may be terminated at any time after the following occurrence:

          (i)   By either party in the event of a material breach by the other party of any of the material terms and conditions, representations and warranties contained herein. The non-breaching party may terminate upon written notice to the other with thirty (30) days prior written notice citing the cause of such termination, which period may be used to cure
      (except that if STC fails to pay amounts due hereunder, including any subject Early Termination Charge as described hereunder, such cure period shall be reduced to fifteen (15) days).

          (ii)  STC shall have the right to terminate this agreement, in its discretion, subject to it paying the fees as set forth in B) below.

          (iii) STC shall have the right to terminate this agreement in its discretion without paying any Early Termination Fee if the Service is interrupted for a continuous twenty-four (24) hour period and the service is not restored within the 24-hour period. If the Service interruption is due solely to the Telstar 7 satellite, then STC's right to terminate this agreement without paying any Early Termination Fee shall be for thirty-six
      (36) hours from the time of the start of the interruption.

B.    In the event STC orders the discontinuance of Service or terminates this
Agreement at any time prior to the end of the Term (or any subsequent renewal term) STC shall pay to FCI an early termination charge ("Early Termination
Charge")

C.    If at any time after the first twenty-four months of this Service
Agreement the cable network, "Sorpresa", shall no longer be located on the same transponder as STC, FCI shall make best efforts to offer STC the option to relocate to the same transponder as "Sorpresa". Should STC be unable to relocate to the same transponder as Sorpresa on terms agreeable to STC in its sole discretion, then STC shall have the right to terminate this Service Agreement, and the Early Termination Charge shall be discounted by an amount equal to thirty percent (30%). All Early Termination Charges shall be due and payable immediately upon receipt by STC of FCI's invoice for such charges. Early termination charges apply regardless of whether or not Service has begun and are in addition to any other rights FCI may have hereunder.

August 7, 2003              Private and Confidential                Page 4 of 25

7.    GENERAL PROVISIONS

      INDEMNITY. STC acknowledges and agrees that it is solely responsible for the content of STC's or STC's contractors, subcontractors or customers
(collectively "Customer") transmissions using any Service. STC shall indemnify, protect and defend FCI and its officers, directors, shareholders, employees and agents (collectively, the "Indemnified Parties") and release and hold the
Indemnified Parties harmless from and against (i) any and all claims, damages, demands, penalties, obligations, suits, actions, causes of action, judgments, losses and liabilities of every kind and nature whatsoever, whether known or unknown, and whether foreseeable or unforeseeable, that at any time may be incurred or suffered by the Indemnified Parties, or that at any time may be commenced or obtained against the Indemnified Parties, by reason of, arising out of or in any way related to the performance or non-performance by STC or any officer, director, employee or agent of STC of the terms and conditions of this
Service Agreement, the programming or content submitted by STC or STC's contractors, subcontractors or customers, transmissions on behalf of STC, or the use of FCI's facility and (ii) any and all costs or expenses, including without limitation, reasonable attorneys' fees and court costs, that the Indemnified
Parties at any time may pay or incur in connection with or arising out of any of the foregoing.

      LIABILITY. The liability of FCI arising out the furnishing of the Service, including, but not limited to mistakes, omissions, interruptions, delays, errors or other defects or representations or arising out of the failure to furnish-the service and whether caused by acts of commission or omission, shall be limited solely to the allowances for interruptions set forth in Section 6 of this
Service Agreement. Such allowances for interruption shall be the form, intent, and purpose of its surviving provisions.

      SEVERABILITY. If any provision of this Service Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Service Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Service Agreement shall be valid and enforceable to the fullest extent permitted by law.

      NO AGENCY, REPRESENTATIVE OR JOINT VENTURE. STC and FCI are independent contractors engaged in the operation of their own respective businesses. Neither the making of this Service Agreement nor the performance of any part or provision thereof shall (i) be construed to constitute or represent that STC is or shall be considered to be the employee, agent, master or servant of FCI for any purpose, or that FCI is or shall be considered, to be the employee, agent, master or servant of STC for any purpose (ii) be construed to constitute or represent that STC has any authority to enter into any contract, representation, understanding, act or deed, assume any obligation or make any warranties or representations on behalf of FCI or represent that FCI has any authority to enter into any contract, representation, understanding, act or deed, assume any obligation or make any warranties or representations on behalf of STC or (iii)
be deemed to establish or create a joint venture, partnership or fiduciary relationship between STC and FCI.

      ENFORCEMENT. The failure of either party hereto to enforce or insist upon compliance with any of the provisions of this Service Agreement or the waiver thereof in any instance shall not be construed by the other party as a general waiver or relinquishment of any other provision of this Service Agreement, but the same shall, nonetheless be and remain in full force and effect.

August 7, 2003              Private and Confidential                Page 5 of 25

      ASSIGNMENTS. Neither party shall, without the prior written consent of the other party, which will not be unreasonably withheld, assign its interest in or the rights to or obligation under this Service Agreement to a third party.

      AMENDMENTS. This Service Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part, except by an instrument in writing duly executed by the parties hereto, or their respective successors or permitted assigns.

      ENTIRE AGREEMENT. This Service Agreement and any exhibits constitutes the entire Service Agreement between the parties as to the subject matter hereof and supersedes and merges all prior oral or written Service Agreements between the parties hereto.

      GOVERNING LAW. This Service Agreement shall be construed and governed by the laws of the State of Texas without regard to the choice of law rules thereof. The parties hereto acknowledge and agree that the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Service Agreement; and the terms and provisions of this Service Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Service Agreement.

      ATTORNEY'S FEES. If any suit, appeal, or other action is commenced by a party to establish, maintain, or enforce any right or remedy arising from this
Service Agreement, the losing party shall pay all reasonable attorney's fees and litigation or appeal expenses incurred therein by the prevailing party, to the extent awarded by the court or other decision maker.

      EXECUTION AND DELIVERY. This Service Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same
Service Agreement. Signatures to this Service Agreement may be transmitted by electronic means, and such signatures shall be treated as original signatures for all purposes.

      IN NO EVENT SHALL FCI OR STC BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR
ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO
LOSS OF PROFITS OR INCOME OR POTENTIAL BUSINESS OPPORTUNITIES, REGARDLESS OF THE
NATURE OF THE CLAIM OR THE ACTION, ARISING FROM STC'S USE OF THE SERVICE,
WHETHER OR NOT SUCH OTHER PARTY SHALL HAVE HAD ANY KNOWLEDGE, ACTUAL OR
CONSTRUCTIVE, THAT SUCH DAMAGES MIGHT BE INCURRED.

August 7, 2003              Private and Confidential                Page 6 of 25

      IN WITNESS WHEREOF, the parties hereto have executed this Service
Agreement as of the day and year written below and the persons signing warrant that they are duly authorized to sign for and on behalf of the respective parties.

SOUND TRACK CHANNEL, LLC.              FIRESTONE COMMUNICATIONS, INC.

/s/ William Lee                        /s/ Leonard L. Firestone
---------------------------            -----------------------------------
William Lee, President, CEO            Leonard L. Firestone, Chairman, CEO
Date 8/8/03                            Date 8/8/03

August 7, 2003              Private and Confidential                Page 7 of 25

                        TURNAROUND AND SATELLITE SERVICES

                                  ATTACHMENT A

Turnaround service shall consist of: Reception of the STC signal via PanAmSat 9 feed. Decoding and Decryption, Rollover of existing commercials, Encoding and
Encryption, and Uplinking to FCI's transponder on Telstar 7 for transmission.
Turnaround shall be understood to be strictly a "pass through" of any video and up to two audio channels and any DTMF signals sent or delivered by STC.

"Reception" shall be performed via a minimum of a 3.8-meter solid-reflector antenna.

"Decoding and Decryption" shall be performed using Integrated Receiver Decoder
(IRD) equipment provided to FCI by STC.

"Encoding" shall be via fully redundant Power Vu Plus encoding and multiplexing system at an average bit rate of 4 to 5MBPS. Should FCI utilize statistical multiplexing mode in the encoding system, the average bit rate shall be defined as the total available bit rate in the multiplexer divided by the total number of channels sharing that multiplexer.

"Encryption" shall be via means of the PowerVu system and include management of affiliate IRD authorizations.

"Uplinking" shall be via fully redundant transmission chain.

STC shall be responsible for providing necessary receivers for the downlink of their video and audio signal at the FCI facility.

Also included in Attachment A shall be certain sections of the "Agreement
Between Firestone Communications, Inc. and Concerning Space Segment Service".

August 7, 2003              Private and Confidential                Page 8 of 25

                      MASTER CONTROL AND PLAYOUT SERVICES

                                  ATTACHMENT B

Origination Service shall consist of Ingestion of the Program Material into the video server, processing the Program Logs to conform them to the format and form required by the automated playout system, Playout of the Program Logs from the video file server or video tape player, Storage of the master tapes, Monitoring of the systems and signal.

All video file servers and VTRs shall have 100% redundancy such that the failure of one unit shall not affect the transmission of the service.

It is understood that the STC consists of many short pieces of programming under
5 minutes in length and as such may require the majority of the music video programming to be stored in the video server.

As an aid in managing the video server capacity, STC shall periodically send a purge list to FCI that shall contain a list of materials that are not expected to be played again in the near future, and as such may be purged from the video server. Under no circumstances should the master tapes of materials on the purge list ever be erased or destroyed.

"Ingestion" shall include a quality check of master tape and ingested pieces including levels and time codes. FCI shall not be required to make protection copies or duplications of master tape materials. STC shall be required to supply
FCI with program master tapes that include time codes and are properly labeled to describe the content.

"Program Material" shall be sent to FCI on Beta SP or Beta SX format, NTSC videotapes. Tapes shall arrive to FCI within 72 hours of the airdate of the materials. Materials will include STC ID numbers. Tapes will contain multiple events of varying duration with slates prior to each event. STC shall assume all cost for shipping the tapes to FCI and the shipping cost for FCI to return the tapes to STC or other locations that STC may direct.

"Program Logs" shall consist of 24-hour schedules sent in a format compatible with the FCI automation hardware and software including Sundance FastBreak and
Sea Change media cluster systems. Program Logs shall be sent via e-mail within
72 hours prior to the airdate. Materials in logs shall be identified via STC material ID numbers.

"Playout" shall consist of: 1) uninterrupted sequential streaming of the video
Program Materials in accordance to the Program Log; 2) the insertion of an animated bug, which should be triggered via the automation system per instruction conveyed through the Program Log; 3) the insertion of DTFM tones, which should be triggered via the automation system per instruction conveyed through the Program Log.

August 7, 2003              Private and Confidential               Page 21 of 25

"Storage" of mater tape materials shall be in a space with environmental control suitable for long-term storage of videotape.

"Monitoring" shall include monitoring the playout automation, the signal levels and waveforms, and the uplink and downlink video and audio. Monitoring shall include the electronic transmission from FCI to STC of as run files on a daily basis.

August 7, 2003              Private and Confidential               Page 22 of 25